UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. )

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[ ]	Soliciting Material Pursuant to SS.240.14a-11(c) or SS.240.14a-12

CLEARFIELD, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Clearfield, Inc.

7050 Winnetka Avenue North, Suite 100
Brooklyn Park, Minnesota 55428
(763) 476-6866
____________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held February 25, 2021
____________________

TO THE SHAREHOLDERS OF
CLEARFIELD, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Clearfield, Inc., a Minnesota corporation, will be held on Thursday, February 25, 2021, at 2:00 p.m. Central Standard Time for the following purposes:

1.	Elect six (6) directors to serve until the next Annual Meeting of the Shareholders or until their respective successors have been elected and qualified.

2.	To approve, on a non-binding advisory basis, the compensation paid to our named executive officers.

3.	Ratify the appointment of Baker Tilly US, LLP as the independent registered public accounting firm for Clearfield, Inc. for the fiscal year ended September 30, 2021.

THE 2021 ANNUAL MEETING OF SHAREHOLDERS WILL BE A VIRTUAL MEETING OF SHAREHOLDERS.

You may attend the online meeting and vote your shares electronically during the meeting via the internet by visiting: www.virtualshareholdermeeting.com/CLFD2021. You will need the 16-digit control number that is printed in the box marked by the arrow on your proxy card. We recommend that you log in at least fifteen minutes before the meeting to ensure that you are logged in when the meeting starts.

Only holders of record of Clearfield, Inc.’s common stock at the close of business on December 29, 2020 are entitled to notice of, and to vote at, the Annual Meeting.

By Order of the Board of Directors

Ronald G. Roth
Chairman of the Board of Directors

January 12, 2021

WHETHER OR NOT YOU EXPECT TO ATTEND THE ONLINE MEETING, PLEASE VOTE YOUR SHARES IN ONE OF THE WAYS DESCRIBED IN THE PROXY STATEMENT AS PROMPTLY AS POSSIBLE.

IMPORTANT NOTICE REGARDING AVAILABILITY
OF PROXY MATERIALS FOR THE
2021 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON THURSDAY, FEBRUARY 25, 2021

We are making our proxy materials available electronically via the Internet. You may access the following proxy materials at http://materials.proxyvote.com:

— Notice of 2021 Annual Meeting of Shareholders to be held on Thursday, February 25, 2021;

— Proxy Statement for 2021 Annual Meeting of Shareholders; and

— Annual Report on Form 10-K for the fiscal year ended September 30, 2020.

On or about January 12, 2021, we mailed to some of our shareholders a notice of internet availability containing instructions on how to access our proxy materials, including our proxy statement and our annual report. The notice of internet availability includes instructions to access your proxy card to vote via the Internet, as well as how to request paper or e-mail copies of our proxy materials. Other shareholders received an e-mail notification that provided instructions on how to access our proxy materials and vote via the Internet or were mailed paper copies of our proxy materials and a proxy card that provides instructions for voting via the Internet, by telephone or by mail.

If you received the notice of internet availability and would prefer to receive printed proxy materials, please follow the instructions included in the notice of internet availability. If you have previously elected to receive our proxy materials electronically, you will continue to receive e-mails with instructions to access these materials via the Internet unless you elect otherwise.

These proxy materials are available free of charge and will remain available through the conclusion of the Annual Meeting. Additionally, we will not collect information, such as “cookies,” that would allow us to identify visitors to the site.

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table of contents

Page

PROXY STATEMENT	3
Solicitation of Proxies	3
Cost and Method of Solicitation	3
Voting	3
Differences Between Shareholder of Record and Beneficial Owners	4
Quorum and Voting Requirements	4
Casting Your Vote as a Record Holder	4
Casting Your Vote as a Street Name Holder	5
Revoking a Proxy	5
Annual Meeting and Special Meetings; Bylaw Amendments	5
OWNERSHIP OF VOTING SECURITIES BY PRINCIPAL HOLDERS AND MANAGEMENT	6
PROPOSAL 1: ELECTION OF DIRECTORS	7
Information Regarding Nominees	7
Vote Required for Proposal 1	8
PROPOSAL 2: ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION	9
Vote Required for Proposal 2	9
CORPORATE GOVERNANCE	10
Board Independence	10
Committees of the Board of Directors and Committee Independence	10
Board Leadership Structure	11
Board’s Role in Risk Oversight	11
Our Environmental, Social and Governance Principles	12
Director Nominations	13
Board Attendance at Board, Committee and Annual Shareholder Meetings	14
Communications with Directors	15
Code of Ethics	15
Policies Prohibiting Employee, Officer and Director Hedging and Pledging	15
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS	15
EXECUTIVE OFFICERS	17
EXECUTIVE COMPENSATION	17
Explanation of Compensation	17
Summary Compensation Table	21
Outstanding Equity Awards at Fiscal Year-End	22
Employment Arrangements with Named Executive Officers	23
DIRECTOR COMPENSATION	27
PROPOSAL 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS	28
Vote Required for Proposal 3	28
RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS	28
Accountant Fees and Services	28
Audit Committee Pre-Approval Procedures	29
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS	29
SHAREHOLDER PROPOSALS AND SHAREHOLDER NOMINEES FOR 2022 ANNUAL MEETING	29
OTHER BUSINESS	30

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Clearfield, Inc.

7050 Winnetka Avenue North, Suite 100
Brooklyn Park, Minnesota 55428
(763) 476-6866
____________________

PROXY STATEMENT

____________________

Solicitation of Proxies

The accompanying Proxy is solicited on behalf of the Board of Directors of Clearfield, Inc. (“we,” “Clearfield” or the “Company”) for use at the Annual Meeting of Shareholders to be held on Thursday, February 25, 2021, at 2:00 p.m. Central Standard Time and at any postponements or adjournments thereof (the “Annual Meeting”). The mailing of this proxy statement to our shareholders commenced on or about January 12, 2021.

About the Virtual Annual Meeting

Due to the public health impact of COVID-19 pandemic and to prioritize the health and safety of meeting participants, the 2021 Annual Meeting of Shareholders will be a virtual meeting of shareholders.

As described in this Notice and Proxy Statement, shareholders at the close of business on the record date, December 29, 2020, are entitled to attend the Annual Meeting by going to www.virtualshareholdermeeting.com/CLFD2021. To be admitted to the Annual Meeting at www.virtualshareholdermeeting.com/CLFD2021, shareholders must enter the 16-digit control number found on their proxy card, voting instruction form, notice of internet availability of proxy materials, or email previously received. Shareholders may vote during the Annual Meeting by following the instructions available on the meeting website during the meeting.

Following the formal portion of the Annual Meeting, we expect that our management will give a live video presentation and then answer questions from our shareholders. Shareholders participating in the Annual Meeting live via webcast may submit questions in writing through the virtual meeting platform at www.virtualshareholdermeeting.com/CLFD2021 during the Annual Meeting by typing your question into the “Ask a Question” field and clicking “Submit.”

Cost and Method of Solicitation

This solicitation of proxies to be voted at the Annual Meeting is being made by our Board of Directors. The cost of this solicitation of proxies will be borne by us. In addition to solicitation by mail, our officers, directors and employees may solicit proxies by telephone or in person. We may also request banks, brokers and other nominees to solicit their customers who have a beneficial interest in our common stock registered in the names of nominees and will reimburse such banks, brokers or nominees for their reasonable out-of-pocket expenses.

Voting

The total number of shares outstanding and entitled to vote at the Annual Meeting as of December 29, 2020 consisted of 13,712,895 shares of common stock, $0.01 par value. Each share of common stock is entitled to one vote. Only shareholders of record at the close of business on December 29, 2020 will be entitled to vote at the Annual Meeting.

All shareholders are cordially invited to attend the Annual Meeting by logging in to the internet address below. Whether or not you expect to attend the online Annual Meeting, please complete, date, sign and return the enclosed proxy as promptly as possible (or follow instructions to grant a proxy to vote by means of telephone or internet) in order to ensure your representation at the Annual Meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote electronically if you attend the online Annual Meeting. To vote at the Annual Meeting at www.virtualshareholdermeeting.com/CLFD2021, shareholders must enter the 16-digit control number found on their proxy card, voting instruction form, notice of internet availability of proxy materials, or email previously received from your bank or broker.

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Differences Between Shareholder of Record and Beneficial Owners

You are a shareholder of record if at the close of business on the record date your shares were registered directly in your name with Equiniti Trust Company (doing business as EQ Shareowner Services), our transfer agent.

You are a beneficial owner if at the close of business on the record date your shares were held by a bank, brokerage firm or other nominee and not in your name. Being a beneficial owner means that, like many of our shareholders, your shares are held in “street name.” As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares by following the voting instructions your broker or other nominee provides. If you do not provide your broker or nominee with instructions on how to vote your shares, your broker or nominee will not be able to vote your shares with respect to any proposal except for Proposal 3: Ratification of Appointment of Independent Auditors being presented to shareholders at the Annual Meeting.

Record holders should review the additional information below under “Casting Your Vote as a Record Holder.”

Street name holders should review the additional information below under “Casting Your Vote as a Street Name Holder.”

Quorum and Voting Requirements

A quorum, consisting of a majority of the shares of common stock entitled to vote at the Annual Meeting, must be present before action may be taken at the Annual Meeting.

Proposal 1 relates to the election of directors. Directors are elected by a plurality of the votes cast at the Annual Meeting by holders of common stock voting for the election of directors. This means that since shareholders will be electing six directors, the six nominees receiving the highest number of votes will be elected. You may either vote “FOR” or “WITHHOLD” authority to vote for each nominee for the Board of Directors. If you withhold authority to vote for the election of one of the directors, it has the same effect as a vote against that director.

The affirmative vote of the holders of the majority of the shares present and entitled to vote is required for approval of Proposal 2: Advisory Vote on Named Executive Officer Compensation. You may vote “FOR,” “AGAINST” or “ABSTAIN” on Proposal 2.

The affirmative vote of the holders of the majority of the shares present and entitled to vote is required for approval of Proposal 3: Ratification of Appointment of Independent Auditors. You may vote “FOR,” “AGAINST” or “ABSTAIN” on Proposal 3.

Abstentions will be counted for purposes of calculating whether a quorum is present at the Annual Meeting but are not counted for the purposes of determining whether shareholders have approved that matter. Therefore, if you abstain from voting on Proposal 2 or Proposal 3, it has the same effect as a vote against that proposal. A “broker non-vote” occurs when a broker or other nominee does not receive voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares. Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting but will not be counted for purposes of determining the number of votes present and entitled to vote with respect to a particular proposal. Thus, a broker non-vote will not affect the outcome of the vote on Proposal 1: Election of Directors or Proposal 2: Advisory Vote on Named Executive Officer Compensation. Brokers and other nominee holders may use their discretion to vote on the proposal to ratify the selection of our independent registered public accounting firm if no instructions are provided.

So far as our management is aware, no matters other than those described in this proxy statement will be acted upon at the Annual Meeting. In the event that any other matters properly come before the Annual Meeting calling for a vote of shareholders, the persons named as proxies in the enclosed form of proxy will vote in accordance with their best judgment on such other matters.

Casting Your Vote as a Record Holder

If you are the shareholder of record of your shares and you do not vote by proxy card, by telephone, via the Internet or online at the Annual Meeting, your shares will not be voted at the Annual Meeting. If you are a record holder and you vote your shares, the individuals named on the proxy card will vote your shares as you have directed. If you just sign and submit your proxy without voting instructions, your shares will be voted “FOR” each director nominee identified in Proposal 1, “FOR” Proposal 2, and “FOR” Proposal 3.

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Casting Your Vote as a Street Name Holder

If you are a street name holder and you do not vote by proxy card, by telephone, via the Internet or online at the Annual Meeting, your broker or nominee may vote your shares only on those proposals on which it has discretion to vote. Your broker is entitled to vote in its discretion on Proposal 3: Ratification of Appointment of Independent Auditors.

If you hold your shares in street name and do not vote or do not provide voting instructions to your broker or nominee, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote. This is sometimes called a “broker non-vote.” Brokers and nominees do not have discretionary authority to vote on Proposal 1: Election of Directors or Proposal 2: Advisory Vote on Named Executive Officer Compensation.

As a result, if you hold your shares in street name and do not vote or do not provide voting instructions to your broker or nominee, no votes will be cast on your behalf on Proposal 1 or Proposal 2. Because of these broker voting rules, all street name holders are urged to provide instructions to their brokers or nominees on how to vote their shares at the Annual Meeting.

Make your vote count! Instruct your broker how to cast your vote!

If you hold your shares in street name, your broker will continue to have discretion to vote any uninstructed shares on Proposal 3: Appointment of Independent Auditors.

Revoking a Proxy

You may change your vote and revoke your proxy at any time before it is voted by:

•	Sending a written statement to that effect to the Secretary of Clearfield, Inc.;

•	Submitting a properly signed proxy card with a later date;

•	If you voted by telephone or through the Internet, by voting again either by telephone or through the Internet prior to the close of the voting facility; or

•	Voting electronically at the Annual Meeting.

All shares represented by valid, unrevoked proxies will be voted at the Annual Meeting and any adjournment(s) or postponement(s) thereof. Our principal offices are located at 7050 Winnetka Avenue North, Suite 100, Brooklyn Park, Minnesota 55428, and our telephone number is (763) 476-6866.

Annual Meeting and Special Meetings; Bylaw Amendments

This 2021 Annual Meeting of Shareholders is a regular meeting of our shareholders and has been called by our Board of Directors in accordance with our bylaws, as amended. Under the bylaws, special meetings of our shareholders may be held at any time and for any purpose and may be called by our Chief Executive Officer, Chief Financial Officer, any two directors or by a shareholder or shareholders holding 10% or more of shares entitled to vote, except that a special meeting for the purpose of considering any action to directly or indirectly facilitate or affect a business combination, including any action to change or otherwise affect the composition of the Board of Directors for that purpose, must be called by 25% or more of the shares entitled to vote. We will not accept, and shall consider ineffective, a written demand from a shareholder to call a special meeting that does not meet the requirements of Section 2.04-b of our bylaws.

The bylaws contain advance notice requirements relating to director nominations by shareholders and shareholder proposals. For more information, please review the section of this proxy statement entitled “Shareholder Proposals and Shareholder Nominees for 2022 Annual Meeting.”

The bylaws may be amended or altered by an action of the Board of Directors at any meeting. The authority of the Board is subject to the power of our shareholders, exercisable in the manner provided by Minnesota law, to adopt or amend, repeal bylaws adopted, amended, or repealed by the Board. Additionally, under the bylaws the Board may not make or alter any bylaws fixing a quorum for meetings of shareholders, prescribing procedures for removing directors or filling vacancies in the Board of Directors, or fixing the number of directors or their classifications, qualifications, or terms of office.

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OWNERSHIP OF VOTING SECURITIES BY PRINCIPAL HOLDERS AND MANAGEMENT

The following table sets forth certain information as of December 29, 2020 with respect to our common stock beneficially owned by (i) each director and each nominee for director, (ii) each person known to us to beneficially own more than five percent of our common stock, (iii) each executive officer named in the Summary Compensation Table (the “named executive officers”), and (iv) all current executive officers and directors as a group. Unless otherwise indicated, all beneficial owners have sole voting and investment power over the shares held. Except as indicated below, the business address of each individual set forth below is 7050 Winnetka Avenue North, Suite 100, Brooklyn Park, Minnesota 55428.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (1)	Percent of Outstanding
BlackRock, Inc. (2) 55 East 52nd Street New York, NY 10055	815,704	5.9%
Ronald G. Roth (3)(4)	1,424,125	10.4%
Cheryl Beranek (3)(5)	549,532	4.0%
Patrick Goepel (3)	77,043.6%
Roger Harding (3)	30,690.2%
Charles N. Hayssen (3)	177,650	1.3%
Donald R. Hayward (3)	14,360.1%
John P. Hill (5)	214,225	1.6%
Daniel R. Herzog (5)	43,946.3%
All current executive officers and directors as a group (8 persons)	2,484,505	18.4%
*	Less than one percent

(1)	Includes the following number of shares that could be purchased within 60 days of December 29, 2020 upon the exercise of stock options: Ms. Beranek, 21,333 shares; Mr. Hill, 21,333 shares; Mr. Herzog, 4,400 shares; and all current directors and executive officers as a group, 47,067 shares.
(2)	Based upon an Amendment No. 5 to Schedule 13G filed by BlackRock, Inc. on February 5, 2020 in which the shareholder reports sole voting power over 803,823 shares of our common stock and sole dispositive power over 815,704 shares of our common stock as of December 31, 2019.
(3)	Currently serves as our director and nominated for election as a director at the Annual Meeting.
(4)	Includes 176,760 shares owned by Mr. Roth’s spouse.
(5)	Named Executive Officer.

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PROPOSAL 1:
ELECTION OF DIRECTORS

Six directors will be elected at the Annual Meeting to serve until the next Annual Meeting of Shareholders or until their successors have been elected and shall qualify. Proxies cannot be voted for a greater number of persons than the number of nominees named. Pursuant to our bylaws, the authorized number of directors is set at six and the Board of Directors has nominated for election the six persons named below. Each nominee is currently a director of Clearfield. All nominees were elected by the shareholders at our 2020 Annual Meeting of Shareholders.

The persons named in the accompanying proxy card intend to vote the proxies held by them in favor of the nominees named below as directors, unless otherwise directed. Should any nominee for director become unable to serve as a director for any reason, the proxies have indicated they will vote for such other nominee as the Board of Directors may propose. The Board of Directors has no reason to believe that any candidate will be unable to serve if elected and each has consented to being named a nominee.

We know of no arrangements or understandings between a director or nominee and any other person pursuant to which he or she has been selected as a director or nominee. There is no family relationship between any of the nominees, our directors or our executive officers except that Ms. Beranek and Mr. Hill are related through the marriage of their daughter and son, respectively.

Information Regarding Nominees

Set forth below is biographical and other information with respect to each nominee, as well as a discussion of the specific experience, qualifications, attributes and skills that led to the conclusion that the nominee should serve as a director of Clearfield at this time.

Cheryl Beranek, age 58, has served as our director since 2007. Ms. Beranek has also served as our President and Chief Executive Officer since June 2007. From July 2003 to June 2007, Ms. Beranek served as President of our former subsidiary, APA Cables and Networks. Prior to joining the Company, Ms. Beranek was President of Americable from 2002 until July 2003, when we acquired Americable. She also served as the Chief Operating Officer of Americable in 2001 and 2002. Ms. Beranek holds a Bachelor of Science degree from Southwest Minnesota State University and a Master of Science degree from North Dakota State University. Since May 14, 2020, Ms. Beranek has served as a director of CyberOptics Corporation (Nasdaq: CYBE), a leading global developer and manufacturer of high-precision 3D sensing technology solutions.

Ms. Beranek is qualified to serve on the Clearfield Board of Directors because she brings to the Board a keen understanding of our business and industry developed through her tenure as our President and Chief Executive Officer and in her previous position as the President of our former subsidiary. Additionally, Ms. Beranek’s role as our President and Chief Executive Officer allows her to provide the Board with her unique insight as a member of management on our business and our operations.

Ronald G. Roth, age 75, has served as our director since 2002. Mr. Roth is currently retired. Mr. Roth was Chairman of the Board and Chief Executive Officer of Waste Systems Corp., a privately held waste hauling and disposal company, for 25 years prior to its sale to a national solid waste management company in 1995. From 1995 to 2001, he was Chairman of the Board of Access Cash International L.L.C., a North American provider of ATMs and related processing and financial services until its sale. Since 1990 he has been an owner of, and has served in various capacities, including Chairman of the Board and an officer, with Phillips Recycling Systems. Mr. Roth holds a Bachelor of Arts degree in marketing from Michigan State University.

Mr. Roth is qualified to serve on the Clearfield Board of Directors because he brings to the Board a strong background in executive management through his service for more than 25 years as the Chief Executive Officer or executive officer of several companies.

Roger Harding, age 66, has served as our director since July 14, 2016. From 1972 to 2008, Mr. Harding served in multiple leadership roles with Alcatel-Lucent, including as the Vice President & General Manager, Global Switching from 2001 until his retirement in 2008. Mr. Harding received a Bachelor of Arts degree in business administration and management from the University of Central Oklahoma.

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Mr. Harding has a strong background in operations and the execution of operational strategies, as well as a deep understanding of the telecommunications and networking markets. These attributes qualify him to serve as a director of Clearfield. In addition, Mr. Harding qualifies as an audit committee financial expert.

Charles N. Hayssen, age 69, has served as our director since 2008. Since January 2009, Mr. Hayssen has served as the President of Safeway Driving School, a privately-held provider of driver’s education services. From August 2007 to September 2008, Mr. Hayssen was a private investor. From August 2004 until August 2007, Mr. Hayssen was Chief Operating Officer of AllOver Media, Inc., a privately-held out-of-home media company. From September 2002 to April 2004, Mr. Hayssen was the Chief Financial Officer of ThinkEquity Partners LLC, an equity capital markets firm. Mr. Hayssen holds a Bachelor of Arts degree from Dartmouth College and a Master of Business Administration degree from the University of Chicago Booth School of Business.

Mr. Hayssen brings strong executive management and financial management experience to the Board, as well as experience as a director of a publicly traded company, all of which qualify him to serve as a director of Clearfield. In addition, Mr. Hayssen qualifies as an audit committee financial expert.

Donald R. Hayward, age 63, has served as our director since 2007. From 2006 to his retirement in 2017, Mr. Hayward served as the President of Engel Diversified Industries, a privately held manufacturing company (“EDI”). Beginning in 2017, and until retiring in 2020, Mr. Hayward led Schaffer Manufacturing, a privately held metal fabrication manufacturing company, becoming President in 2018. From 1997 until joining EDI, Mr. Hayward was Director of Corporate Services at Minnesota Technology, Inc. a publicly funded, private non-profit in support of Minnesota’s technology community. Mr. Hayward holds a Bachelor of Science degree in business administration and economics from the University of Wisconsin.

Mr. Hayward’s executive leadership experience, his familiarity with the business and operations of a manufacturing company developed through his service at Schaffer Manufacturing and Engel Diversified Industries, and his background in technology qualify him to serve as a director of Clearfield.

Patrick Goepel, age 59, has served as our director since September 1, 2015. Since January 2010, Mr. Goepel has served as the President and Chief Executive Officer of Asure Software, Inc., a publicly-held provider of workplace management software (Nasdaq: ASUR). He previously served as Asure Software’s Interim Chief Executive Officer from September 2009 to January 2010 and has served as its director since August 2009, becoming Chairman of the Asure Software Board in August 2020. Previously, he was the President and Chief Executive Officer of Fidelity Investment’s Human Resource Services Division from 2006 to 2008 and President and Chief Executive Officer of Advantec from 2005 to 2006. A former board member of iEmployee, Mr. Goepel currently serves on the board of directors of APPD Investments, and SafeGuard World International. He also served on the board of AllOver Media Holdings, Inc. until its sale to a private equity firm in March 2015.

Mr. Goepel’s public company executive management and board experience, as well as his background in successful execution of global expansion, operational and M&A initiatives, qualify him to serve as a director of Clearfield. In addition, Mr. Goepel qualifies as an audit committee financial expert.

Vote Required for Proposal 1

Under Minnesota law and our bylaws, directors are elected by a plurality of the votes cast at the Annual Meeting by holders of common stock voting for the election of directors. This means that since shareholders will be electing six directors, the six nominees receiving the highest number of votes will be elected.

The Board of Directors Recommends
Shareholders Vote FOR the Election of Each Nominee Identified in Proposal 1
_________________________________

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PROPOSAL 2:
ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

Our Board of Directors determined that an advisory vote on named executive officer compensation (commonly referred to as “say-on-pay”) will be held every year. Accordingly, pursuant to the requirements of Section 14A of the Exchange Act and the related rules of the Securities and Exchange Commission, we are asking our shareholders to cast an advisory vote on named executive officer compensation at the Annual Meeting.

As described in detail in the Executive Compensation section of this proxy statement, our named executive officers have the opportunity to earn significant portions of their compensation based on the achievement of specific annual goals intended to drive financial performance of our business and the realization of increased shareholder value. The say-on-pay proposal presented at our 2020 Annual Meeting of Shareholders received 64.5% approval by our shareholders. While the say-on-pay proposal presented at our 2020 Annual Meeting of Shareholders was approved by more than a majority of the shares voting, the Compensation Committee is considering additional ways to increase shareholders support our executive compensation programs and practices. In 2020, the Compensation Committee continued its historic emphasis on performance-based compensation through the 2020 Bonus Plan. The Compensation Committee believes this emphasis on performance-based compensation has been broadly supported by our shareholders in the past at rates higher than the say-on-pay proposal presented at our 2020 Annual Meeting of Shareholders.

Shareholders are encouraged to read the Executive Compensation section of this proxy statement for more information about fiscal year 2020 compensation of our named executive officers.

We are asking our shareholders to indicate their support for our named executive officer compensation as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we ask our shareholder to vote “FOR” the following resolution at the Annual Meeting:

RESOLVED, that the shareholders of Clearfield, Inc. approve, on an advisory basis, the compensation of the named executive officers as disclosed in Clearfield’s proxy statement for the 2021 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

Vote Required for Proposal 2

Approval of this Proposal 2 requires the affirmative vote of the holders of the majority of the shares present and entitled to vote on this Proposal 2.

While this vote is advisory, and not binding on the Compensation Committee or the Board of Directors, it will provide valuable information to us that the Compensation Committee will be able to consider when determining executive compensation philosophy, policies and practices for the remainder of fiscal year 2021 and beyond. It is expected that the next say-on-pay vote will occur at our 2022 Annual Meeting of Shareholders.

The Board of Directors Recommends
Shareholders Vote FOR
Proposal 2: Advisory Vote on Executive Compensation

_______________________

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CORPORATE GOVERNANCE

Board Independence

The Board of Directors undertook a review of director independence in November 2020 as to all six directors then serving. As part of that process, the Board reviewed all transactions and relationships between each director (or any member of his or her immediate family) and Clearfield, our executive officers and our auditors, and other matters bearing on the independence of directors. As a result of this review, the Board of Directors affirmatively determined that each of the directors, with the exception of Ms. Beranek, is independent according to the “independence” definition of the Nasdaq Listing Rules. Ms. Beranek is not independent under the Nasdaq Listing Rules because she is employed by Clearfield and serves as our executive officer.

Committees of the Board of Directors and Committee Independence

The Board of Directors has established a Compensation Committee, an Audit Committee and a Nominating and Corporate Governance Committee. The composition and function of these committees are set forth below.

Compensation Committee. The Compensation Committee reviews and approves the compensation and other terms of employment of our Chief Executive Officer and our other executive officers. Among its other duties, the Compensation Committee oversees all significant aspects of our compensation plans and benefit programs, including succession plans for executive officers. The Compensation Committee annually reviews and approves corporate goals and objectives for the compensation of the Chief Executive Officer and the other executive officers, as well as the Board of Directors evaluation of the Chief Executive Officer pursuant to the evaluation process established by the Nominating and Corporate Governance Committee. In connection with its review of compensation of executive officers or any form of incentive or performance-based compensation, the Committee will also review and discuss risks arising from our compensation policies and practices. The Compensation Committee also administers our 2007 Stock Incentive Plan (the “2007 Plan”).

The charter of the Compensation Committee requires that this Committee consist of no fewer than two Board members who satisfy the requirements of the Nasdaq Stock Market, the “non-employee director” requirements of Section 16b-3 of the Securities Exchange Act of 1934, and the “outside director” requirements of Section 162(m) of the Internal Revenue Code. Each member of our Compensation Committee meets these requirements. A copy of the current charter of the Compensation Committee is available by following the link to “Corporate Governance” in the “For Investors” section of our website at www.SeeClearfield.com.

During fiscal year 2020, the members of the Compensation Committee were Ronald G. Roth (Chair), Patrick Goepel and Donald R. Hayward. Roger Harding also joined the Compensation Committee in September 2020. During fiscal year 2020, the Compensation Committee met three times, including in executive session without management present.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is charged with the responsibility of identifying, evaluating and approving qualified candidates to serve as directors of the Company, ensuring that our Board and governance policies are appropriately structured, developing and recommending a set of corporate governance guidelines, overseeing Board orientation, training and evaluation, and establishing an evaluation process for the Chief Executive Officer. The Nominating and Corporate Governance Committee is also responsible for the leadership structure of our Board, including the composition of the Board and its committees, and an annual review of the position of Chairman of the Board. As part of its annual review, the Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to serve as Chairman and recommending to the Board of Directors any changes in such position. The Nominating and Corporate Governance Committee also has responsibility for overseeing our annual process of self-evaluation by members of the committees and the Board of Directors as a whole.

The charter of the Nominating and Corporate Governance Committee requires that this Committee consist of no fewer than two Board members who satisfy the “independence” requirements of the Nasdaq Stock Market. Each member of our Nominating and Corporate Governance Committee meets these requirements. A copy of the current charter of the Nominating and Corporate Governance Committee is available by following the link to “Corporate Governance” in the “For Investors” section of our website at www.SeeClearfield.com. A copy of our current Governance Guidelines is also available in the “Corporate Governance” section of our website, found through the link to the “For Investors” section. The current members of the Nominating and Corporate Governance Committee are Donald R. Hayward (Chair), Roger Harding and Ronald G. Roth. During fiscal year 2020, the Nominating and Corporate Governance Committee met two times.

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Audit Committee. The Audit Committee assists the Board by reviewing the integrity of our financial reporting processes and controls; the qualifications, independence and performance of the independent auditors; and compliance by us with certain legal and regulatory requirements. The Audit Committee has the sole authority to retain, compensate, oversee and terminate the independent auditors. The Audit Committee reviews our annual audited financial statements, quarterly financial statements and filings with the Securities and Exchange Commission. The Audit Committee reviews reports on various matters, including our critical accounting policies, significant changes in our selection or application of accounting principles and our internal control processes. Under its charter, the Audit Committee exercises oversight of significant risks relating to financial reporting and internal control over financial reporting, including discussing these risks with management and the independent auditor and assessing the steps management has taken to minimize these risks. The Audit Committee also pre-approves all audit and non-audit services performed by the independent auditor.

The Audit Committee operates under a written charter and a copy of the current Audit Committee charter is available by following the link to “Corporate Governance” in the “For Investors” section of our website at www.SeeClearfield.com. Our Audit Committee presently consists of four directors: Charles N. Hayssen (Chair), Patrick Goepel, Roger Harding and Donald R. Hayward. During fiscal year 2020, the Audit Committee met four times, including in executive session without management present.

The Board of Directors has determined that all members of the Audit Committee are “independent” directors under the rules of the Nasdaq Stock Market and the rules of the Securities and Exchange Commission. Our Board of Directors has reviewed the education, experience and other qualifications of each of the members of its Audit Committee. After review, the Board of Directors has determined that Mr. Hayssen, Mr. Goepel and Mr. Harding each meet the Securities and Exchange Commission definition of an “audit committee financial expert.” The members of the Audit Committee also meet the Nasdaq Stock Market requirements regarding the financial sophistication and the financial literacy of members of the audit committee. A report of the Audit Committee is set forth below.

Board Leadership Structure

The Board consists of a non-executive Chairman of the Board and three standing committees that are each led by a chair. The members of each committee are “independent directors” under the Nasdaq Listing Rules and meet the other similar independence requirements applicable to that committee. Our Chief Executive Officer is a director, but she does not serve as chair of the Board and does not serve on any committee.

We believe that the current Board leadership structure is appropriate for Clearfield at this time because it allows the Board and its committees to fulfill their responsibilities, draws upon the experience and talents of all directors, encourages management accountability to the Board, and helps maintain good communication among Board members and with management. In particular, we believe that having our Chief Executive Officer serve as a member of the Board and having a separate individual serve as Chairman of the Board allows the independent directors and the Chief Executive Officer to contribute their different perspectives and roles to our strategy development. Our current Board leadership structure is part of the policies reflected in our Governance Guidelines and the Nominating and Corporate Governance Committee is empowered through its charter to consider and make changes to the structure if necessary.

Board’s Role in Risk Oversight

We face a number of risks, including financial, technological, operational, regulatory, strategic and competitive risks. Management is responsible for the day-to-day management of risks we face, while the Board has responsibility for the oversight of risk management. In its risk oversight role, the Board of Directors ensures that the processes for identification, management and mitigation of risk by our management are adequate and functioning as designed.

Our Board exercises its oversight both through the full Board and through the three standing committees of the Board: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The three standing committees exercise oversight of the risks within their areas of responsibility, as disclosed in the descriptions of each of the committees above and in the charters of each of the committees.

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The Board and the three committees receive information used in fulfilling their oversight responsibilities through our executive officers and advisors, including our outside legal counsel and our independent registered public accounting firm. At meetings of the Board, management makes presentations to the Board regarding our business strategy, operations, financial performance, fiscal year budgets, technology, quality, regulatory, and other matters. Many of these presentations include information relating to the challenges and risks to our business and the Board and management engage in discussion on these topics.

We believe that it is important that environmental, social and governance (“ESG”) issues are overseen at the Board level. In order to ensure adequate oversight and ultimate accountability by the Board relating to environmental and social issues, our Board receives regular reports from our management, presentations on specific topics, and monitors our ESG-related initiatives and their implementation.

Each of the committees also receives reports from management regarding matters relevant to the work of that committee. These management reports are supplemented by information relating to risk from our advisors. Additionally, following committee meetings, the Board receives reports by each committee chair regarding the committee’s considerations and actions. In this way, the Board also receives additional information regarding the risk oversight functions performed by each of these committees.

Our Environmental, Social and Governance Principles

At Clearfield, we believe that how we do business is just as important as how well we do. This is reflected in our company values and our focus on outcome-based thinking in which we:

•	Listen
•	Recognize
•	Understand
•	Collaborate
•	Deliver
•	Celebrate

At Clearfield, we LISTEN to our customers, RECOGNIZE our skills and talents, UNDERSTAND our customer’s needs, and COLLABORATE with each other to DELIVER the best solution. And then we CELEBRATE our success.

We utilize outcome-based thinking to work toward our desired goals, including in key areas of environmental sustainability and social responsibility. In 2021, we intend continue our efforts to formalize and enhance environmental sustainability and social responsibility programs as well as to increase the transparency and disclosure about these programs. While our Board currently oversees our environmental sustainability and social responsibility efforts, we intend to review in 2021 the best structure for continued oversight of these expanded and enhanced programs, whether through the entire Board, a separate committee or combined with the responsibilities of an existing committee.

Below we summarize some of our initiatives and programs in the areas of environmental sustainability and social responsibility.

Environmental Sustainability. We have a number of company-wide programs in place to protect the environment, including a robust recycling program in all of our facilities and processes compliant with European Union's Directive 2002/95/EC, Restriction of the Use of certain Hazardous Substances in Electrical and Electronic Equipment (RoHS). Clearfield also has numerous certifications, including ISO 9001:2015. These certifications reflect our dedication to a rigorous quality management system that support the goal of customer satisfaction and organizational efficiency. From Clearfield’s perspective, this necessarily includes efficient use of materials being used in our manufacturing process to minimize manufacturing waste. We are also committed to improving our use of electricity and water to drive down overall usage through efficient technologies.

Social Responsibility. We believe our human capital management strategies are deeply aligned with our company values and allow us to recognize our skills and talents, collaborate with each other, and celebrate our success. These strategies include company-wide programs to reinforce our company values and build our corporate culture, as well as a rigorous training programs for manufacturing and other technical employees to allow them to develop the necessary skillset for their roles and promote career development.

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In the face of the unprecedented challenges of COVID-19 that experienced in 2020, we again turned to our values to guide us in developing measures to ensure the safety and health of our workforce and customers. Under U.S. federal and state guidance in response to the COVID-19 pandemic, Clearfield’s operations are classified as part of a CISA critical infrastructure sector and similar categorization in Minnesota.

In response to the onset of the COVID-19 pandemic in the United States, we transitioned our corporate employees at our Brooklyn Park headquarters to remote work arrangements in March 2020 and they currently continue remote work. In accordance with the CDC and WHO guidelines, we implemented and have continued health and safety measures for the production staff that remain onsite at our Brooklyn Park facility. We have maintained our manufacturing capacity in Brooklyn Park with these personnel at near historic levels. Similarly, we have implemented the recommended health and safety measures for the production staff that remains onsite at our Tijuana, Mexico manufacturing facilities. These measures include, among other things, workplace health, hygiene, sanitization, social distancing guidance and alterations to our manufacturing operations in order to accommodate our COVID-19 safety plan.

Throughout the COVID-19 pandemic, we are closely monitoring the operations and staffing levels at our Brooklyn Park facility and our two manufacturing facilities in Tijuana, Mexico, the second of which was added in February 2020. To date, we have not experienced any significant COVID-19 exposure incidents at our manufacturing facilities.

We believe that in implementing these measures to protect our employees and their families, which also allowed our production facilities to remain operational, contributed to our overall performance in 2020 and positioned us for future growth.

Director Nominations

The Nominating and Corporate Governance Committee will consider candidates for Board membership suggested by its members, other Board members, as well as management and shareholders. Shareholders who wish to recommend a prospective nominee should follow the procedures set forth in Section 2.14 of our bylaws as described in the section of this proxy statement entitled “Shareholder Proposals for Nominees.” The Nominating and Corporate Governance Committee has not adopted a formal policy for increasing or decreasing the size of the Board of Directors. Our Governance Guidelines provides that the Board should generally have between five and seven directors. The Board of Directors is currently comprised of six directors. The Nominating and Corporate Governance Committee believes that a six-person Board of Directors is appropriate. At six directors, the Board of Directors has a diversity of talent and experience to draw upon, is able to appropriately staff the committees of the Board and is able to engage the directors in Board and committee service, all while maintaining efficient function and communication among members. If appropriate, the Board may determine to increase or decrease its size, including in order to accommodate the availability of an outstanding candidate.

Criteria for Nomination to the Board; Diversity Considerations. The Nominating and Corporate Governance Committee is responsible for identifying, evaluating and approving qualified candidates for nomination as directors. The Nominating and Corporate Governance Committee has not adopted minimum qualifications that nominees must meet in order for the Nominating and Corporate Governance Committee to recommend them to the Board of Directors, as the Nominating and Corporate Governance Committee believes that each nominee should be evaluated based on his or her merits as an individual, taking into account the needs of Clearfield and the Board of Directors. The Nominating and Corporate Governance Committee has determined that it will evaluate each prospective nominee against the following standards and qualifications:

•	Diversity in terms of gender, race, ethnicity, sexual orientation and other characteristics that we believe contribute to high quality decision-making, problem-solving and efficiency among the Board;
•	Knowledge, experience, skills and expertise relevant to our business and the work of the Board of Directors and its committees, as well as diversity of these characteristics among the Board;
•	Background, including demonstrated high personal and professional ethics and integrity;
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•	The ability to exercise good business judgment and enhance the Board’s ability to manage and direct the affairs and business of Clearfield;
•	Commitment, including the willingness to devote adequate time to the work of the Board and its committees;
•	The ability to represent the interests of all shareholders and not a particular interest group;
•	The skills needed by the Board, within the context of the existing composition of the Board, including knowledge of our industry and business or experience in business, finance, law, education, research or government; and
•	The candidate’s qualification as “independent” under Nasdaq or other standards and qualification to serve on Board committees.

While the Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity, it is intending on reconsidering its policies with respect to diversity in fiscal year 2021. As part of the nominee selection process for this Annual Meeting, the Nominating and Corporate Governance Committee reviewed the knowledge, experience, skills, expertise, and other characteristics of each director nominee. Based upon that review, the Nominating and Corporate Governance Committee believes that each director contributes to the Board’s diversity in terms of knowledge, experience, skills, expertise, and other demographics that particular director brings to the Board. In particular, the Nominating and Corporate Governance Committee noted that of our six directors, one is a woman and one self-identifies as LGBTQ, resulting in 1/3 of the Board comprised of diverse directors.

In reviewing prospective nominees, the Nominating and Corporate Governance Committee reviews the number of public company boards on which a director nominee serves to determine if the nominee will have the ability to devote adequate time to the work of our Board and its committees. Our Governance Guidelines provide that non-employee directors should serve on no more than four boards of other publicly-held companies, subject to Board waiver with respect to this guideline on a case-by-case basis.

The Nominating and Corporate Governance Committee also considers such other relevant factors as it deems appropriate. The Nominating and Corporate Governance Committee will consider persons recommended by the shareholders using the same standards used for other nominees.

Process for Identifying and Evaluating Nominees. The process for identifying and evaluating nominees to the Board of Directors is initiated by identifying a slate of candidates who meet the criteria for selection as a nominee and have the specific qualities or skills being sought based on input from members of the Board and, if the Nominating and Corporate Governance Committee deems appropriate, a third-party search firm. The Nominating and Corporate Governance Committee evaluates these candidates by reviewing the candidates’ biographical information and qualifications and checking the candidates’ references. One or more Nominating and Corporate Governance Committee members may interview the prospective nominees in person or by telephone. After completing the evaluation, the Nominating and Corporate Governance Committee makes a recommendation to the full Board of the nominees to be presented for the approval of the shareholders or for election to fill a vacancy.

Board Nominees for the 2021 Annual Meeting. The nominees for the Annual Meeting were selected by the Nominating and Corporate Governance Committee in November 2020. All nominees were elected by shareholders at the 2020 Annual Meeting of Shareholders. We have not engaged a third-party search firm to assist us in identifying potential director candidates, but the Nominating and Corporate Governance Committee may choose to do so in the future.

Shareholder Proposals for Nominees. The Nominating and Corporate Governance Committee will consider written proposals from shareholders for nominees for director. Any such nominations should be submitted to the Nominating and Corporate Governance Committee c/o the Secretary of Clearfield, Inc. To be considered, the written notice must be timely received and in proper form as described in our bylaws and in the section of this proxy statement entitled “Shareholder Proposals and Shareholder Nominees for 2022 Annual Meeting.”

Board Attendance at Board, Committee and Annual Shareholder Meetings

During fiscal year 2020, the Board of Directors met six times. Each nominee for director attended at least 75% of the meetings of the Board and committees on which he or she served during fiscal year 2020. The Board of Directors regularly meets in executive session without the presence of members of management, including the Chief Executive Officer. We do not have a formal policy on attendance at meetings of our shareholders. However, we encourage all Board members to attend all meetings, including the annual meeting of shareholders. All of the directors then serving, with the exception of Messrs. Goepel and Hayward, attended the 2020 Annual Meeting of Shareholders.

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Communications with Directors

Shareholders may communicate with the Board of Directors as a group, the chair of any committee of the Board of Directors, or any individual director by sending an e-mail to board@seeclearfield.com or by directing the communication in care of the Secretary of Clearfield, to the address set forth on the front page of this proxy statement. Shareholders making a communication in this manner will receive a confirmation of receipt of the communication if the Secretary is provided with an address for that purpose and the shareholder does not otherwise request that no confirmation be sent.

All communications that are not excluded for the reasons stated below will be forwarded unaltered to the director(s) to which the communication is addressed or to the other appropriate director(s). Communications received from shareholders will be forwarded as part of the materials sent before the next regularly scheduled Board or committee meeting, although the Board has authorized the Secretary, in his or her discretion, to forward communications on a more expedited basis if circumstances warrant.

The Board of Directors has authorized the Secretary to exclude a communication on matters that are unrelated to the duties and responsibilities of the Board, such as:

•	Product inquiries, complaints or suggestions
•	New product suggestions
•	Resumes and other forms of job inquiries
•	Surveys
•	Business solicitations or advertisements

In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded. Any excluded communication will be made available to the Board of Directors upon request of any director.

If shareholders have a communication that is a proposal for a nominee for director or is a proposal for shareholder action to be included in our proxy statement, the communication must be directed to Secretary and must conform to the requirements of Clearfield’s bylaws. For more information, please review our bylaws and the sections of this proxy statement entitled “Director Nominations – Shareholder Proposals for Nominees” and “Shareholder Proposals and Shareholder Nominees for 2022 Annual Meeting.”

Code of Ethics

We have adopted a code of ethics that applies to all directors, officers and employees, including our principal executive officer, principal financial officer and controller. This code of ethics is included in our Code of Business Conduct and Ethics Policy which is publicly available under the link to “Corporate Governance” in the “For Investors” section of our website at www.SeeClearfield.com. To the extent permitted, we intend to disclose any amendments to, or waivers from, the code of ethics applicable to our principal executive officer, principal financial officer, principal accounting officer or persons performing similar functions or with respect to the required elements of the code of ethics on our website under the “Corporate Governance” section.

Policies Prohibiting Employee, Officer and Director Hedging and Pledging

Clearfield’s insider trading policy prohibits our directors, executive officers, and designated employees from purchasing our securities on margin, borrowing against any account in which our securities are held, or otherwise pledging our securities as collateral for a loan. These insiders also may not enter into hedging or monetization transactions, such as zero-cost collars, forward sale contracts, or any arrangement that is designed to hedge or offset any decrease in the market value of our stock.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The following report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the 1934 Securities Exchange Act, as amended, except to the extent that we specifically incorporate it by reference in such filing.

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In accordance with its charter, the Audit Committee reviewed and discussed the audited financial statements with management and Baker Tilly US, LLP, our independent registered public accounting firm. The discussions with Baker Tilly US, LLP also included the matters required by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

Baker Tilly US, LLP provided to the Audit Committee the written disclosures and the letter regarding its independence as required by the Public Company Accounting Oversight Board. This information was discussed with Baker Tilly US, LLP.

Based on the review and discussions referred to above, the Audit Committee recommended to our Board that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2020.

BY: THE AUDIT COMMITTEE
Charles N. Hayssen (Chair)
Patrick Goepel
Roger Harding
Donald R. Hayward

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EXECUTIVE OFFICERS

Set forth below is biographical and other information for our current executive officers. Information about Ms. Cheryl Beranek, our President and Chief Executive Officer, may be found in this proxy statement under the heading “Election of Directors.”

John P. Hill, 55, was appointed as our Chief Operating Officer effective October 30, 2008. Prior to being appointed in this position, Mr. Hill had been our Vice President of Engineering and Product Management since 2007. He also served as our Vice President of Product Management and Development from 2004 to 2007 and was our first Vice President of Sales from 2003 to 2004. Mr. Hill attended Macalester College and the University of Minnesota.

Daniel R. Herzog, 56, has been Chief Financial Officer since August 25, 2011 and served as Interim Chief Financial Officer from February 19, 2011 until his appointment in August 2011. He served as Clearfield’s Vice President of Administration from June 2009, until his appointment as Interim Chief Financial Officer, which also includes the duties of Vice President of Administration.  Mr. Herzog previously served as our Comptroller and principal accounting officer from September 2003 through February 2006. Mr. Herzog held positions of Controller and Chief Financial Officer in his 13 years at Americable, which was acquired by Clearfield in 2003. Mr. Herzog received his Bachelor of Arts degree in Accounting in 1986 from Gustavus Adolphus College in St. Peter, Minnesota.

EXECUTIVE COMPENSATION

Explanation of Compensation

The following is an explanation of compensation during fiscal year 2020 to the persons who are referred to in this proxy statement as our “named executive officers”:

•	Cheryl Beranek, our President and Chief Executive Officer

•	Daniel R. Herzog, our Chief Financial Officer

•	John P. Hill, our Chief Operating Officer

This section is intended to provide a framework within which to understand the actual compensation awarded to, earned or held by each named executive officer during fiscal year 2020, as reported in the compensation tables and accompanying narrative sections appearing on pages 17 to 26 of this proxy statement.

Our Compensation Philosophy

Our philosophy with respect to the compensation of executive officers is based upon the following principles, which are also applicable to compensation of all employees:

•	Base salaries should be set at levels that recognize the significant potential compensation opportunities available through performance-based compensation; and

•	Performance-based compensation should constitute a significant portion of the executive’s overall compensation and be available to the executive when they individually deliver, and we as a company deliver, high performance.

The Compensation Committee reviews our compensation philosophy and our compensation programs regularly (no less than annually). The Compensation Committee’s review is two-fold: first, to ensure our philosophy and programs meet our objectives of providing compensation that attracts and retains superior executive talent and encourages our executive officers to achieve our business goals and second, to identify changes and trends in executive compensation policies and practices.

Overview of Compensation Process – Use of Compensation Consultant and Role of Management

The responsibility of the Compensation Committee is to review and approve the compensation and other terms of employment of our Chief Executive Officer and our other executive officers. The Compensation Committee has also been appointed by the Board of Directors to administer our equity compensation plans, which for fiscal year 2020 consisted of the 2007 Plan.

In carrying out its duties, the Compensation Committee participates in the design and implementation and ultimately reviews and approves specific compensation programs. On December 3, 2020, the Compensation Committee recommended, and the Board of Directors approved the establishment of a cash incentive compensation program for fiscal year 2020 (the “2020 Bonus Program”) for certain of our employees including executive officers. The 2020 Bonus Program is summarized below.

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Under the Compensation Committee’s charter, the Compensation Committee has the authority to retain, at our expense, such independent counsel or other advisers as it deems necessary to carry out its responsibilities. The compensation consultant and any other adviser retained by the Compensation Committee report to the Compensation Committee. For fiscal year 2020, the Compensation Committee did not retain a compensation consultant. Instead, the Compensation Committee reviewed certain aspects of our historical compensation practices and other information against which it measured the competitiveness of our compensation of the named executive officers in fiscal year 2020.

In determining compensation for named executive officers, other than the Chief Executive Officer, the Compensation Committee solicits input from the Chief Executive Officer regarding the duties and responsibilities of the other executive officers and the results of performance reviews. The Chief Executive Officer also recommends to the Compensation Committee the base salary for all named executive officers, the awards under the cash incentive compensation program such as the 2020 Bonus Program, discretionary bonuses, and equity awards. The Chief Executive Officer also recommended to the Compensation Committee the financial performance goals under the 2020 Bonus Program. No named executive officer, other than the Chief Executive Officer, has a role in establishing executive compensation. From time to time, the named executive officers are invited to attend meetings of the Compensation Committee. However, no named executive officer attends any executive session of the Compensation Committee or is present during deliberations or determination of such named executive officer’s compensation.

2020 Compensation for Named Executive Officers

For the named executive officers, the Compensation Committee considers the appropriate mix of components of compensation consisting of base salary, an annual cash bonus based on achievement of goals determined by the Compensation Committee, and long-term equity compensation. Ms. Beranek, who is both a director and a named executive officer, receives no compensation for her service as a Board member.

Base Salaries

On December 3, 2019, the Board of Directors approved, based on the recommendation of the Compensation Committee, an 9% increase in the annual base salaries of our named executive officers for fiscal year 2020 to the following amounts: Cheryl Beranek, Chief Executive Officer, $351,326; John Hill, Chief Operating Officer, $351,326; and Daniel Herzog, Chief Financial Officer, $218,210. The base salaries of the executives had been unchanged since November 2016 and the fiscal year 2020 increases were a combination of cost of living and merit increases.

Design of and Payouts under the 2020 Bonus Program

Consistent with its compensation philosophy and the objectives of annual cash incentive programs generally, the Compensation Committee adopted the 2020 Bonus Program on December 3, 2019 as our performance-based compensation program.

Under the 2020 Bonus Program, the Compensation Committee determined four performance goals relating to our revenue for fiscal year 2020. The Compensation Committee also determined the cash bonus that each executive officer could earn as a percentage of her or his base salary for achievement of the four performance goals. The following table shows the cash bonus as a percentage of base salary that could have been earned by each of the named executive officers under the 2020 Bonus Program upon achievement of each of the four levels of revenue performance for fiscal year 2020 revenue.

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Executive Officer and Title	Bonus Opportunity as a Percentage of Base Salary
	Level 1 FY 2020 Revenue Achieved	Level 2 FY 2020 Revenue Achieved	Level 3 FY 2020 Revenue Achieved	Level 4 FY 2020 Revenue Achieved
Cheryl Beranek President and Chief Executive Officer	30%	60%	100%	150%
Daniel R. Herzog Chief Financial Officer	20%	50%	75%	100%
John P. Hill Chief Operating Officer	30%	60%	100%	150%

Under the 2020 Bonus Program, achievement of the revenue performance goal at less than the first level results in no cash bonus under the 2020 Bonus Program. Between the levels of fiscal year 2020 revenue achievement, the executive officer’s bonus opportunity would be prorated. If our actual performance exceeded the fourth level of fiscal year 2020 revenue achievement, any bonus in excess of the maximum percentage of base salary stated above would be at the discretion of the Compensation Committee and the Board of Directors.

Our revenue for fiscal year 2020 was $93.1 million. On November 3, 2020, the Compensation Committee determined that we achieved between the second level revenue performance goal and the third level revenue performance goal. Accordingly, on November 3, 2020, the Compensation Committee approved payouts of 75.1% of the base salary of Ms. Beranek and Mr. Hill, or $263,803 for each, and 59.6% of the base salary for Mr. Herzog, or $130,034.

Long-Term Equity Compensation

The Compensation Committee may from time to time grant equity awards to executive officers for their performance during a fiscal year or on a case-by-case basis to reward particular aspects of performance during a fiscal year. The Compensation Committee’s policy is to grant all equity awards under shareholder approved equity compensation plans, such as the 2007 Plan, except in limited and special circumstances.

On November 13, 2019, the Compensation Committee granted stock options in respect of fiscal year 2019 performance to Ms. Beranek and Mr. Hill for 40,000 shares, and Mr. Herzog for 12,000 shares of our common stock, respectively. The stock options vest as to one-fifth of the options on the first five anniversaries of the date of grant subject to continued employment through each such date and has an exercise price equal to the fair market value on the date of grant. These options were granted under the shareholder-approved 2007 Plan.

On November 16, 2020, the Compensation Committee granted stock options and restricted stock in respect of fiscal year 2020 performance to Ms. Beranek, Mr. Hill and Mr. Herzog as follows: Ms. Beranek, 17,776 share stock option award and 3,047 share restricted stock award; Mr. Hill, 17,776 share stock option award and 3,047 share restricted stock award; and Mr. Herzog, 11,795 share stock option award and 2,022 share restricted stock award. These awards were granted under the shareholder-approved 2007 Plan. The restricted stock awards vest as to one-third of the shares on the first three anniversaries of the date of grant subject to continued employment through each such date. The stock option awards vest as to one-third of the options on the first three anniversaries of the date of grant subject to continued employment through each such date and have an exercise price equal to fair market value on the date of grant. In approving these awards, the Compensation Committee determined to grant a higher proportion of stock options in order to emphasize stock price appreciation over the three-year vesting period. The Compensation Committee also granted restricted stock in order to align the interests of the executive officers with shareholders and to limit the dilutive effect of the awards.

In making these awards, the Compensation Committee considered the performance for the year, previously made grants to the executive officer; our historical grant practices, and the potential cash compensation to the executive officer. In determining the value of long-term equity incentive compensation granted in November 2020 in respect of fiscal year 2020, the Compensation Committee also targeted an overall dollar amount of value based on their respective base salaries as follows: Ms. Beranek, $361,753; Mr. Hill, $361,753; and Mr. Herzog, $240,032.

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Employment Agreements and Change in Control Provisions

In December 2008, we entered into employment agreements with Ms. Beranek and Mr. Hill that were also in effect throughout fiscal year 2020. In November 2010, we established a Code 280G Tax Gross Up Payment Plan (the “Tax Gross Up Plan”). For fiscal year 2020, Ms. Beranek and Mr. Hill were participants in the Tax Gross Up Plan. In 2017, we entered into an employment agreement with Mr. Herzog that was amended in December 2019 and continued in effect throughout fiscal year 2020.

See “Executive Compensation – Employment Arrangements with Named Executive Officers” for summaries of the employment agreements with Ms. Beranek, Mr. Hill and Mr. Herzog, as well as a summary of the Tax Gross Up Plan.

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Summary Compensation Table

The following table shows information concerning compensation earned for services in all capacities during the last three fiscal years for (i) Cheryl Beranek, our President and Chief Executive Officer; (ii) Daniel R. Herzog, our Chief Financial Officer; and (iii) the one other executive officer of the Company, John P. Hill, our Chief Operating Officer (together referred to as our “named executive officers”).

Name and Position	Year	Salary ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compen- sation ($)(2)	All Other Compen- sation ($)(3)	Total ($)
Cheryl Beranek President and Chief Executive Officer	2020	$351,326	$191,616	$263,803	$15,705	$822,450
	2019	322,217	70,514	129,568	14,710	537,109
	2018	322,217	—	—	13,237	335,454
Daniel R. Herzog Chief Financial Officer	2020	$218,210	$57,485	$130,034	$11,214	$416,943
	2019	200,193	84,617	26,993	9,459	321,262
	2018	200,193	—	—	9,009	209,202
John P. Hill Chief Operating Officer	2020	$351,326	$191,616	$263,803	$17,168	$823,913
	2019	322,217	70,514	129,568	$16,954	539,353
	2018	322,217	—	—	15,437	337,654

(1)	Represents the aggregate grant date fair value of stock awards in the respective fiscal year, as computed in accordance with FASB ASC Topic 718, Compensation — Stock Compensation using the assumptions discussed in Note 2, “Shareholders’ Equity,” in the notes to financial statements included in our Annual Report on Form 10-K for the year ended September 30, 2020.

(2)	Represents bonuses paid to the named executive officers under our cash bonus program for the year noted, which are reported for the year in which the related services were performed. See “Explanation of Compensation – Design of and Payouts under the 2020 Bonus Program” for a description of the cash bonus program for 2020.

(3)	Represents the following amounts:

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Name	Year	Matching Contributions to 401(k) Plan ($)	Term Life Insurance Premiums ($)(1)	Long Term Disability ($)
Cheryl Beranek	2020	13,276	1,605	824
	2019	13,105	1,605	824
	2018	11,632	1,605	824
Daniel R. Herzog	2020	10,346	45	824
	2019	9,459	45	824
	2018	9,009	42	824
John P. Hill	2020	13,694	2,650	824
	2019	13,149	3,805	824
	2018	11,632	3,805	824

(1)	Represents amounts paid by us for a term life insurance policy. Ms. Beranek’s policy began January 20, 2011, provides a $2 million benefit payable to Ms. Beranek’s estate upon her death, and expires in the year 2058. Mr. Hill’s policy began February 7, 2011, provides a $2 million benefit payable to Mr. Hill’s estate upon his death, and expires in the year 2061. We also have corresponding term insurance policies of each Ms. Beranek and Mr. Hill for $2 million each where the death benefit is payable to us.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information concerning equity awards outstanding to the named executive officers at September 30, 2020.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested ($)(1)
Cheryl Beranek (2)	—	—	—	—	17,000	342,890
Cheryl Beranek (3)	6,667	13,333	12.17	11/24/2022	—	—
Cheryl Beranek (4)	—	40,000	12.43	11/13/2025	—	—
Daniel R. Herzog (2)	—	—	—	—	6,000	121,020
Daniel R. Herzog (3)	8,000	16,000	12.17	11/24/2022	—	—
Daniel R. Herzog (4)	—	12,000	12.43	11/13/2025	—	—
John P. Hill (2)	—	—	—	—	17,000	342,890
John P. Hill (3)	6,667	13,333	12.17	11/24/2022	—	—
John P. Hill (4)	—	40,000	12.43	11/13/2025	—	—

(1)	Value based on a share price of $20.17, which was the closing sales price of our common stock on The Nasdaq Stock Market on September 30, 2020.
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(2)	Restricted stock vests in annual installments of 10% per year for ten years beginning August 21, 2015.

(3)	Stock option vests as to one-third of the options on the first three anniversaries of the date of grant beginning November 14, 2019.

(4)	Stock options vest as to one-fifth of the options on the first five anniversaries of the date of grant beginning November 13, 2020.

Employment Arrangements with Named Executive Officers

Cheryl Beranek was appointed as our President and Chief Executive Officer effective June 28, 2007. Daniel R. Herzog was appointed our Interim Chief Financial Officer on February 18, 2011 and effective August 25, 2011, Mr. Herzog became our Chief Financial Officer on a full-time basis. John P. Hill was appointed as our Chief Operating Officer effective October 30, 2008.

On December 16, 2008, we entered into employment agreements with Ms. Beranek and with Mr. Hill. Effective on November 16, 2017, we entered into an employment agreement with Mr. Herzog, which was amended December 3, 2019. The employment agreements with these executives are described below. On November 18, 2010, we adopted the Code 280G Tax Gross Up Payment Plan (the “Tax Gross Up Plan”), which is also described below. Each of Ms. Beranek and Mr. Hill are participants in the Tax Gross Up Plan.

The 2007 Plan provides that all stock options granted under the 2007 Plan will become fully exercisable and vested in the event of a “change in control” and will terminate 60 days thereafter, unless otherwise determined by the Board of Directors prior to the change in control. The agreement for restricted stock awards issued under the 2007 Plan also provides that all restrictions on the restricted stock will lapse upon a “change in control.” Any outstanding options and awards of restricted stock held by the named executive officers were granted pursuant to the 2007 Plan.

See “Executive Compensation – Definitions of Employment Agreement and Plan Terms” for defined terms used in the description below of the employment agreements and in the 2007 Plan.

Description of Employment Agreements

The following describes our employment agreements with our named executive officers. Each of the employment agreements contains provisions relating to non-competition, non-solicitation, protection of our confidential information and assignment of inventions.

Pursuant to the employment agreement with Ms. Beranek, she will serve as our President and Chief Executive Officer for an initial base salary of $220,000, subject to increase (or decrease, but not below the initial base salary of $220,000) pursuant to our normal practices for our executives. In addition to the base salary, Ms. Beranek is eligible to earn, for each fiscal year during the period of her employment, an annual cash performance bonus with the amount of the annual bonus and the target performance goals applicable to the annual bonus determined in accordance with the terms and conditions of the bonus plan as in effect from time to time. However, Ms. Beranek’s target annual bonus must be 60% of her base salary for that year, and her maximum annual bonus must be 150% of base salary for that year. Ms. Beranek is also entitled to participate in our welfare benefit plans, fringe benefit plans and is entitled to receive paid vacation in accordance with the policies applicable to our senior executives.

Pursuant to the employment agreement with Mr. Hill, he will serve as our Chief Operating Officer for an initial base salary of $170,000, subject to increase (or decrease, but not below the initial base salary of $170,000) pursuant to our normal practices for our executives. In addition to the base salary, Mr. Hill is eligible to earn, for each fiscal year of during the period of his employment, an annual cash performance bonus with the amount of the annual bonus and the target performance goals applicable to the annual bonus determined in accordance with the terms and conditions of the bonus plan as in effect from time to time. However, Mr. Hill’s target annual bonus must be 40% of his base salary for that year, and his maximum annual bonus must be 150% of base salary for that year. Mr. Hill is also entitled to participate in our welfare benefit plans, fringe benefit plans and is entitled to receive paid vacation in accordance with the policies applicable to our senior executives.

Each of Ms. Beranek’s and Mr. Hill’s employment will continue until it is terminated by us or by the executive in accordance with the terms of the employment agreement. These employment agreements each have a term ending on December 16, 2011 except that the employment agreements will automatically renew for successive one year periods unless either the executive or we elect not to extend the term by at least sixty days’ written notice. In addition, the employment of Ms. Beranek and Mr. Hill will terminate automatically upon death or “disability” of such executive as defined in the agreement.

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We may terminate the employment of the employment of Ms. Beranek or Mr. Hill for “cause” (as defined in the employment agreement) or without cause. We must provide the executive with a notice of termination for cause specifying the facts providing a basis for the termination and the date of termination, which may not be less than thirty days from the date notice is provided. The executive may terminate her or his respective employment for “good reason” (as defined in the employment agreement) or without good reason, provided that in the case of a termination for good reason, the executive must terminate her or his employment within 180 days following the lapse of the period for our cure of the event constituting good reason unless we have fully corrected the event constituting good reason prior to the date of termination. A reduction in the executive’s annual base salary or target annual bonus or our material breach of its obligations under the agreement will constitute a good reason only if the executive provides us with a written notice of the event within ninety days of its occurrence and we fail to remedy the event within thirty days of our receipt of the notice. Further, in the case of the executive’s termination for good reason, the executive must provide us with a notice of termination specifying the facts providing a basis for the termination and the date of termination, which may not be less than thirty days from the date notice is provided.

If the employment of Ms. Beranek or Mr. Hill is terminated by us for cause or by the executive without good reason, we will have no further obligations to the executive under the employment agreement other than the obligation to pay to the executive the earned but unpaid base salary, any pro-rated annual bonus required to be paid to the executive, and to provide the other welfare plan or fringe benefits in accordance with the provisions of the applicable plan.

In the event of death or disability of Ms. Beranek or Mr. Hill, we will be obligated to pay to the executive’s estate or beneficiaries or the executive, the earned but unpaid base salary and other accrued obligations when due under Minnesota law, a payment equal to the executive’s base salary in a lump sum within twenty days following the termination date (but if the termination is due to disability, no later than March 15 of the calendar year following the calendar year in which the executive suffers the disability), any pro-rated annual bonus required to be paid to the executive at the time when annual bonuses are paid to our other senior executives, and if any of the executive’s qualified beneficiaries makes an election to continue in our group health plans, we will pay the premium for the coverage for the earlier of one year from the date of termination or the date on which the qualified beneficiary is no longer eligible for such coverage.

If the employment of Ms. Beranek and Mr. Hill is terminated by us without cause or by the executive for good reason, or if we elect not to renew the term of the employment agreement, the executive will be entitled to the following severance payments and benefits:

•	The executive will be paid in two lump sum payments:

o	the executive’s earned but unpaid base salary and accrued but unpaid vacation through the date of termination and any prorated annual bonus required to be paid for the fiscal year that ends on or before the date of termination to the extent not previously paid, and

o	a severance amount equal to two times the sum of the executive’s annual base salary in effect of the date of termination plus average bonus over the prior three years;

•	The executive will receive the executive’s prorated annual bonus for the year in which the termination occurs, payable at the time bonuses are paid to the other senior executives;

•	We will pay premiums for the executive’s continuing coverage group health plans (medical, dental, and vision) until the earlier of one year from the date of termination or the date on which the executive is no longer eligible for such coverage;

•	Any unvested stock options shall become vested in full; and

•	We will timely pay or provide any vested benefits or other amounts or benefits required to be paid or provided that the executive is eligible to receive on the date of termination under any plan, contract or agreement.

If a change in control occurs during the employment period of Ms. Beranek or Mr. Hill, we will pay the executive a lump sum amount equal to the executive’s base salary in effect on the date of the change in control. If the executive’s employment is terminated by us without cause or by the executive for good reason or without good reason within one year after the effective date of the change in control, then Ms. Beranek or Mr. Hill will also be entitled to receive the payments and benefits outlined in the five bullet points above, except that for the purposes of calculating the executive’s average bonus over the prior three years, the amount will be the greater of (a) the average annual bonus received by the executive for the three complete fiscal years as our chief executive officer/chief operating officer (or such lesser number of years as the executive has been employed in that position) immediately prior to the date of the change in control, and (b) the amount representing the executive’s base salary in effect on the date of the change in control.

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Under the terms of the 2007 Plan and related award agreements, all outstanding options will become fully exercisable upon and vested and all restrictions on restricted stock will lapse upon a “change in control.” In addition, our employment agreements with Ms. Beranek and Mr. Hill provide that in the event of such a termination of the executive’s employment, all outstanding stock options, restricted stock and other equity awards granted to the executive under any of our equity compensation plans (or substitute awards covering the securities of the successor company) will become immediately vested and exercisable in full.

Further, in the event it is determined that any payment to Ms. Beranek or Mr. Hill under the employment agreement would be subject to an excise tax, then the executive may be entitled to receive an additional payment under the excise tax gross-up payment plan provided to our senior executives. To the extent any payment or commencement of a payment under the employment agreement and other payment or benefits would result in accelerated or additional tax under Section 409A of the Internal Revenue Code, as amended, we will defer such payments until the earlier of the first day of the seventh month following the date of termination of the executive’s employment or the executive’s death and such deferred payments will be paid in one lump sum, without interest, at such time.

Effective on November 16, 2017, we entered into an employment agreement with Daniel R. Herzog, our Chief Financial Officer. The employment agreement and the compensation to be paid to Mr. Herzog on the terms and conditions provided therein was approved by our Compensation Committee and the Board of Directors. On December 3, 2019, we entered into an Amendment No. 1 to Mr. Herzog’s employment agreement. The amendment was approved by the Compensation Committee and the Board of Directors. The employment agreement, as amended, is summarized below.

Under the employment agreement, Mr. Herzog will continue to serve as our Chief Financial Officer for a three-year term, with the term automatically renewing for successive one-year periods, subject to earlier termination and non-renewal upon 60 days’ notice. In addition, Mr. Herzog’s employment will terminate automatically upon death or “disability” as defined in his employment agreement.

Under the employment agreement with Mr. Herzog, Mr. Herzog’s base salary will continue at $200,193, subject to increase (or decrease, but not below the initial base salary of $200,193) pursuant to our normal practices for our executives. In addition to the base salary, Mr. Herzog is eligible to earn an annual cash performance bonus with the target annual bonus set at 20% of his base salary each year and the maximum annual bonus set at 50% of base salary each year. Mr. Herzog is also entitled to participate in our welfare benefit plans, fringe benefit plans and is entitled to receive paid vacation in accordance with the policies applicable to our senior executives.

We may terminate Mr. Herzog’s employment for “cause” (as defined in his employment agreement) or without cause. Mr. Herzog may terminate his employment for “good reason” (as defined in his employment agreement) or without good reason. In the case of termination by us for cause or by Mr. Herzog for good reason, his employment agreement provides for notice obligations and opportunities to cure.

If Mr. Herzog’s employment is terminated by us for cause or by Mr. Herzog without good reason, we will have no further obligations to Mr. Herzog under his employment agreement other than the obligation to pay to Mr. Herzog the earned but unpaid base salary, any unpaid annual bonus required to be paid to Mr. Herzog for any completed fiscal year, and to provide the other welfare plan or fringe benefits in accordance with the provisions of the applicable plan.

In the event of death or disability, we will be obligated to pay Mr. Herzog’s earned but unpaid base salary and any other accrued but unpaid obligations in a lump sum, a pro-rated annual bonus at the time when annual bonuses are paid to our other senior executives, and the employer portion of premiums for COBRA coverage for the earlier of one year from the date of termination or the date on which a qualified beneficiary is no longer eligible for such coverage.

If Mr. Herzog’s employment is terminated by us without cause or by Mr. Herzog for good reason, or if we elect not to renew the term of his employment agreement, Mr. Herzog will be entitled to earned but unpaid base salary, vacation and annual bonus, a severance amount equal to two times Mr. Herzog’s annual base salary, and a prorated annual bonus for the year in which the termination occurs. We also will pay the employer portion of premiums for COBRA coverage until the earlier of one year from the date of termination or the date on which Mr. Herzog is no longer eligible for such coverage. Further, any unvested stock options or other unvested grants will become vested in full.

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If a change in control occurs during the employment period, we will pay Mr. Herzog a lump sum amount equal to Mr. Herzog’s base salary in effect on the date of the change in control. If Mr. Herzog’s employment is terminated by us without cause or by Mr. Herzog for good reason or without good reason within one year after the effective date of the change in control, then Mr. Herzog will also be entitled to receive the payments and benefits described above as applicable to terminations under those circumstances.

Description of Tax Gross Up Plan

On November 18, 2010, the Compensation Committee recommended, and the Board of Directors approved, the Tax Gross Up Plan in order to fulfill our obligation under the employment agreements with Ms. Beranek and Mr. Hill relating to an excise tax gross-up payment plan.  Ms. Beranek and Mr. Hill are the only persons participating in the Tax Gross Up Plan. The Tax Gross Up Plan requires us to reimburse the executive, on an after-tax basis, for any excise taxes payable by the executive pursuant to Section 4999 of the Internal Revenue Code with respect to any payments under the employment agreements or any other agreement or plan between us and the executive officer that is triggered upon a change in control.  The Tax Gross Up Plan also sets out procedures for determining the amount of the tax gross-up payment and resolving any disputes relating to the payment or payment obligation, as well the process and timing for any payments required by the Tax Gross Up Plan.

The Tax Gross Up Plan may be amended from time to time by the Board of Directors.  However, no amendment that adversely affects any executive whose employment agreement provides for a tax gross-up payment governed by the Tax Gross Up Plan will be effective unless each such executive consents in writing to such amendment.  The Tax Gross Up Plan will terminate at such time as all employment agreements between us and any executive that provides for a tax gross-up payment governed by the Tax Gross Up Plan terminate or expire in accordance with their respective terms without further liability for the tax gross-up payment.

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DIRECTOR COMPENSATION

For services in our fiscal year 2020, each non-employee director received a retainer of $12,500 and the chair of the Audit Committee received an additional retainer of $3,125.

On February 28, 2020, the first business day following the 2020 Annual Meeting of Shareholders, Messrs. Roth, Goepel, Harding, Hayssen and Hayward, the non-employee directors elected at the 2020 Annual Meeting, received a restricted stock award of 1,166 shares under the 2007 Plan. The restricted stock award had a value of approximately $12,500 as of the date of the grant and the restrictions will lapse on the restricted stock one day prior to this 2021 Annual Meeting of Shareholders.

On December 10, 2020, the Board of Directors approved, based on the recommendation of the Compensation Committee, an award of restricted stock to each non-employee director elected at the Annual Meeting. The restricted stock award will be granted on the first business day after the Annual Meeting and have a value of $13,750 as of the date of grant. The restricted stock award will be granted under the 2007 Plan, and vest one day prior to the 2022 Annual Meeting of Shareholders.

The following table shows for fiscal year 2020, the cash and other compensation earned or paid by us to each of our Board members:

Name	Fees Earned or Paid in Cash ($)(1)	Restricted Stock Awards ($)(2)	Total ($)
Ronald G. Roth	$12,500	$12,500	$25,000
Patrick Goepel	$12,500	$12,500	$25,000
Roger Harding	$12,500	$12,500	$25,000
Charles N. Hayssen	$15,625	$12,500	$28,125
Donald R. Hayward	$12,500	$12,500	$25,000

(1)	Represents cash retainer for fiscal year 2020 as described above.

(2)	Represents the aggregate grant date fair value of the restricted stock award described above, computed in accordance with FASB ASC Topic 718, Compensation — Stock Compensation. The fair value of the restricted stock award is determined as the average price of our stock on the date of grant as discussed in Note 2, “Shareholders’ Equity,” in the notes to financial statements included in our Annual Report on Form 10-K for the year ended September 30, 2020.

There were no stock options outstanding at September 30, 2020 held by any of our non-employee directors. At September 30, 2020, each of our non-employee directors held 1,166 shares of unvested restricted stock that will vest on February 24, 2021, one day prior to this 2021 Annual Meeting.

Cheryl Beranek, who served as our director and an executive officer in fiscal year 2020, received no compensation for Board or committee service during fiscal year 2020.

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PROPOSAL 3:
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has selected Baker Tilly US, LLP as our independent registered public accounting firm for the fiscal year ended September 30, 2021. While the Audit Committee retains the sole authority to retain, compensate, oversee and terminate the independent registered public accounting firm, the Audit Committee is submitting the reappointment of Baker Tilly US, LLP as our independent registered public accountants for ratification. In the event the shareholders do not ratify the reappointment of Baker Tilly US, LLP, the Audit Committee will reconsider the selection.

Vote Required for Proposal 3

Approval of this Proposal 3 requires the affirmative vote of the holders of a majority of the shares present and entitled to vote on Proposal 3.

The Board of Directors Recommends
Shareholders Vote FOR
Proposal 3: Ratification of Appointment of Baker Tilly US, LLP
_______________________

RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

The Audit Committee selected Baker Tilly US, LLP as our independent registered public accounting firm for the fiscal year ended September 30, 2021. The Audit Committee has asked the shareholders to ratify the appointment of Baker Tilly US, LLP for the fiscal year ended September 30, 2021 in Proposal 3.

Representatives of Baker Tilly US, LLP are expected to be present at the Annual Meeting. These representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Accountant Fees and Services

The following table summarizes the fees billed to us by Baker Tilly US, LLP for professional services rendered for the fiscal years ended September 30, 2020 and September 30, 2019:

	Fiscal Year 2020	Fiscal Year 2019
Audit Fees	$192,991	$211,203
Audit-Related Fees	–	–
Tax Fees	–	–
All Other Fees	–	–
Total Fees	$192,991	$211,203

Audit Fees.  This category consists of fees billed or estimated to be billed to us for professional services related to the audit of our annual financial statements, review of financial statements included in our Forms 10-Q, or other services normally provided by the auditor in connection with statutory and regulatory filings or engagements for the respective fiscal years.

Audit-Related Fees.  This category consists of fees billed to us for professional services for assurance and related services by the auditor that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees.”

Tax Fees.  This category consists of fees billed to us by the auditor for professional services related to tax compliance, tax advice, and tax planning, including preparation of federal and state tax returns for the respective fiscal years.

All Other Fees.  There were no fees for fiscal year 2020 or fiscal year 2019 other than those described above.

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Audit Committee Pre-Approval Procedures

We have adopted pre-approval policies and procedures for the Audit Committee that require the Audit Committee to pre-approve all audit and all permitted non-audit engagements and services (including the fees and terms thereof) by the independent auditors. Under this policy, the Audit Committee has delegated to its Chair the authority to pre-approve any engagement or service not exceeding $10,000. Any proposed service exceeding $10,000 will require pre-approval by the entire Audit Committee. These pre-approval policies and procedures prohibit delegation of the Audit Committee’s responsibilities to our management. Under the policies and procedures, the Audit Committee may pre-approve categories of services or specific services to be provided by the independent auditor with the pre-approval having a term of 12 months unless the Audit Committee specifically provides for a different period. The policy prohibits pre-approval of certain non-audit services that may not be provided by the independent auditor under SEC rules. All of the services described above for fiscal year 2020 were pre-approved by the Audit Committee before Baker Tilly US, LLP was engaged to render the services.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Since the beginning of fiscal year 2020, we have not entered into any transaction and there are no currently proposed transactions, in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest.

SHAREHOLDER PROPOSALS AND SHAREHOLDER NOMINEES
FOR 2022 ANNUAL MEETING

Clearfield’s 2022 Annual Meeting of Shareholders is expected to be held on February 24, 2022, and proxy materials in connection with that meeting are expected to be mailed on or about January 11, 2022.

The proxy rules of the Securities and Exchange Commission permit our shareholders, after timely notice to us, to present proposals for shareholder action in our proxy statement where such proposals are consistent with applicable law, pertain to matters appropriate for shareholder action and are not properly omitted by our action in accordance with the proxy rules. In order for a shareholder proposal to be considered for inclusion in the proxy statement for the 2022 Annual Meeting of Shareholders, the proposal prepared in accordance with the proxy rules must be received by the Secretary of Clearfield, Inc. in writing at our corporate offices, 7050 Winnetka Avenue North, Suite 100, Brooklyn Park, Minnesota 55428, no later than September 15, 2021.

The bylaws contain advance notice requirements relating to director nominations by shareholders and shareholder proposals. Under the bylaws, to be timely, a shareholder’s notice with respect to an annual meeting must be received at the principal executive office of the Company not less than 90 nor more than 120 calendar days prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year’s annual meeting of shareholders, or no later than October 15, 2021 and no earlier than September 15, 2021. The shareholder’s notice must set forth certain information with respect to the shareholder who intends to make the nomination or bring such matter before the meeting and the nominee or the business desired to be conducted.

In addition, if we receive notice of a shareholder proposal after November 29, 2021, such proposal also will be considered untimely pursuant to Rules 14a-4 and 14a-5(e) and the persons named in proxies solicited by the Board of Directors for our 2022 Annual Meeting of Shareholders may exercise discretionary voting power with respect to such proposal.

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OTHER BUSINESS

At the date of this proxy statement, management knows of no other business that may properly come before the Annual Meeting. However, if any other matters properly come before the Annual Meeting, the persons named in the enclosed form of proxy will vote the proxies received in response to this solicitation in accordance with their best judgment on such matters.

By Order of the Board of Directors

Ronald G. Roth
Chairman of the Board of Directors

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Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. D28785 - P47099 3. Ratify the appointment of Baker Tilly US, LLP as the independent registered public accounting firm for Clearfield, Inc. for the fiscal year ending September 30, 2021. For Withhold For All A ll Al l Except ! ! ! For Against Abstain ! ! ! ! ! ! To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below . CLEARFIELD, INC. The Board of Directors recommends you vote FOR the following: The Board of Directors recommends you vote FOR proposals 2 and 3: 2. Approve, on a non - binding advisory basis, the compensation paid to named executive officers. CLEARFIELD, INC. 7050 WINNETKA AVE N. SUITE 100 BROOKLYN PARK, MN 55428 4) Roger Harding 5) Charles N. Hayssen 6) Donald R. Hayward 1. Election of Directors Nominees: 1) Cheryl Beranek 2) Ronald G. Roth 3) Patrick Goepel Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. VOTE BY INTERNET Before The Meeting - Go to www . proxyvote . com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11 : 59 P . M . Eastern Time the day before the cut - off date or meeting date . Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form . During The Meeting - Go to www.virtualshareholdermeeting.com/CLFD2021 You may attend the meeting via the Internet and vote during the meeting . Have the information that is printed in the box marked by the arrow available and follow the instructions . VOTE BY PHONE - 1 - 800 - 690 - 6903 Use any touch - tone telephone to transmit your voting instructions up until 11 : 59 P . M . Eastern Time the day before the cut - off date or meeting date . Have your proxy card in hand when you call and then follow the instructions . VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage - paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 .

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Form 10 - K are available at www.proxyvote.com. D28786 - P47099 CLEARFIELD, INC. Annual Meeting of Shareholders February 25, 2021 2:00 PM This proxy is solicited by the Board of Directors The shareholder(s) hereby appoint(s) Cheryl Beranek and Daniel R . Herzog, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side, all of the shares of common stock of CLEARFIELD, INC . held of record by the shareholder(s) on December 29 , 2020 and that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 2 : 00 PM CST, on February 25 , 2021 , virtually at www . virtualshareholdermeeting . com/CLFD 2021 , and any adjournment or postponement thereof, hereby revoking all former proxies . This proxy, when properly executed, will be voted in the manner directed herein . If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations . Continued and to be signed on reverse side